EXHIBIT 99.1

FOR:	AMREP Corporation
300 Alexander Park, Suite 204
Princeton, NJ 08540

CONTACT:	Peter M. Pizza
Vice President and Chief Financial Officer
(609) 716-8210

AMREP REPORTS THIRD QUARTER AND NINE MONTH RESULTS

Princeton, New Jersey, March 10, 2010 - AMREP Corporation (NYSE:AXR) today reported a net loss of $721,000, or $0.12 per share, for its fiscal 2010 third quarter ended January 31, 2010 compared to a net loss of $100,000, or $0.02 per share, for its fiscal 2009 third quarter ended January 31, 2009.  For the first nine months of fiscal 2010, the Company had a net loss of $2,762,000, or $0.46 per share, compared to net income of $2,866,000, or $0.48 per share, for the same period of fiscal 2009.  Revenues were $28,916,000 and $93,706,000 in the third quarter and first nine months of 2010 versus $35,720,000 and $111,580,000 for the same periods last year.

Revenues from land sales at the Company’s AMREP Southwest subsidiary were $479,000 and $3,634,000 for the three and nine month periods ended January 31, 2010 compared to $521,000 and $6,594,000 for the same periods of the prior year, reflecting in all periods a continued softness in the real estate market in the greater Albuquerque-metro and Rio Rancho areas that was consistent with the well-publicized problems of the national homebuilding industry and credit markets.   The 2010 year-to-date decrease in real estate revenues compared to 2009 primarily reflected the second quarter 2009 sale of approximately 50 acres of undeveloped land for $3,849,000 to one purchaser with no similar sale occurring during the first nine months of 2010.  The average selling price of land sold by the Company in Rio Rancho in recent years has fluctuated, as the Company offers for sale both developed and undeveloped land from a number of different projects, and selling prices may vary from project to project and within projects depending on location, stage of development and other factors.  The average gross profit percentage on land sales was 36% and 87% for the third quarter and first nine months of 2009 compared to a negative 18% and a positive 39% for the same periods in 2010.  The negative gross profit for the third quarter of 2010 resulted from the resale by AMREP Southwest of lots that had been repossessed by deeds in lieu of foreclosure (“take-back lots”).  When repossessed, take-back lots are taken into inventory at fair market value at that time rather than at original cost, which is usually much lower.  Accordingly, the profit margin on the resale of take-back lots, even when they are resold at prices well above original cost, is lower than for other sales and could be negative.  Exclusive of take-back lot sales, the gross profit margin was 14% for the third quarter of 2010, which may not be representative of expected margins due to the small number of non take-back lots sold.  The decrease in gross profit margin for the nine month period was primarily attributable to a gross profit of $3,825,000 (99%) on the previously mentioned third quarter 2009 sale of approximately 50 acres of undeveloped land.  Revenues, gross profits and related gross profit percentages from land sales can vary significantly from period to period as a result of many factors, including the nature and timing of specific transactions, and prior results are not necessarily a good indication of what may occur in future periods.

Revenues from the Company’s Kable Media Services operations decreased from $35,051,000 and $104,328,000 for the third quarter and first nine months of 2009 to $28,412,000 and $89,805,000 for the same periods in 2010.  Magazine publishers, who are the principal customers of these operations, have continued to suffer from reduced advertising revenues and lower subscription and newsstand sales, which have caused some publishers to close magazine titles or seek more favorable terms from Kable or its competitors. Within these operations:

•
Revenues from Subscription Fulfillment Services operations decreased from $28,998,000 and $90,175,000 for the third quarter and first nine months of 2009 to $23,114,000 and $72,471,000 for the same periods of 2010, primarily due to the industry factors noted above which were partly offset by revenue gains from new and some existing clients.

•
Revenues from Newsstand Distribution Services operations increased from $2,923,000 and $9,374,000 for the third quarter and first nine months of 2009 to $3,141,000 and $9,941,000 for the same periods of 2010 as a result of changes in product mix and some magazine cover price increases.

•
Revenues from Product Services and Other operations, which includes product repackaging and fulfillment businesses and a temporary staffing business, decreased from $3,130,000 for the third quarter of 2009 to $2,158,000 for the same period in 2010.  This decrease was due to lower demand for services from existing customers and the loss of several customers.  Revenues for the nine month period increased to $7,393,000 this year from $4,779,000 in 2009, reflecting the revenues of two businesses acquired in the third quarter of 2009.

Kable’s results included restructuring charges principally related to severance costs of $1,287,000 and $3,180,000, net of certain governmental incentives, for the third quarter and first nine months of 2010, compared to a net gain of $6,000 and net charges of $567,000 in the same periods of 2009. These charges and incentives related to the ongoing major project to consolidate the Subscription Fulfillment Services business from three locations in Colorado, Florida and Illinois into one existing location at Palm Coast, Florida.  Also, Kable’s operating expenses decreased by $6,109,000 and $12,286,000 for the third quarter and first nine months of 2010 compared to the same periods in 2009, primarily attributable to lower payroll and benefits costs and, to a lesser extent, efficiencies resulting from the consolidation project.

The effective rate of the Company's tax benefit was 74.7% and 52.8% for the third quarter and first nine months of 2010 compared to an effective rate of 88.9% for the tax benefit and 27.7% for the tax provision for the same periods in 2009.  The difference between the statutory tax rate and the effective rate of the tax benefit in the third quarter and first nine months of 2010 and the third quarter of 2009 was attributable to a reduction of liabilities related to unrecognized tax benefits pursuant to the Financial Accounting Standards Board’s Accounting Standards Codification 740-10, formerly FIN 48.

AMREP Corporation’s AMREP Southwest Inc. subsidiary is a major landholder and leading developer of real estate in New Mexico, and its Kable Media Services, Inc. subsidiary distributes magazines to wholesalers and provides subscription fulfillment, product and related services to publishers and others.

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 Attachment 1
AMREP Corporation
and Subsidiaries
Financial Highlights

(Unaudited)

	Three Months Ended January 31,
	2010	2009

Revenues	$28,916,000		$35,720,000

Net (loss)	$(721,000)		$(100,000)

(Loss) per share – Basic and Diluted	$(0.12)	$	(0.02)

Weighted average number of common shares outstanding	5,996,000		5,996,000

	Nine Months Ended January 31,
	2010		2009

Revenues	$93,706,000		$111,580,000

Net income (loss)	$(2,762,000)		$2,866,000

Earnings (loss) per share – Basic and Diluted	$(0.46)		$0.48

Weighted average number of common shares outstanding	5,996,000		5,996,000

Attachment 2

The Company’s land sales in Rio Rancho, New Mexico were as follows (dollar amounts in thousands):

	2010			2009
	Acres Sold	Revenues (in 000s)	Revenues Per Acre (in 000s)	Acres Sold	Revenues (in 000s)	Revenues Per Acre (in 000s)
Three months ended January 31:
Developed
Residential	0.4	$99	$248	1.5	$361	$241
Commercial	-	-	-	-	-	-
Total Developed	0.4	99	248	1.5	361	241
Undeveloped	4.4	380	86	2.5	160	64
Total	4.8	$479	$100	4.0	$521	$130

Nine months ended January 31:
Developed
Residential	5.6	$1,544	$276	3.2	$789	$247
Commercial	1.7	895	526	1.0	126	126
Total Developed	7.3	2,439	334	4.2	915	218
Undeveloped	30.4	1,195	39	134.4	5,679	42
Total	37.7	$3,634	$96	138.6	$6,594	$48

The Company offers for sale developed and undeveloped land in Rio Rancho from a number of different projects, and selling prices may vary from project to project and within projects depending on location, the stage of development and other factors.